Exhibit 3.1

New York State
Department of State
Division of Corporations, State Records
and Uniform Commercial Code
41 State Street
Albany, NY 12231
www.dos.state.ny.us

(This form must be printed or typed in black ink)

ARTICLES OF ORGANIZATION
OF

FORWARD PROFIT INVESTING LLC

(Insert name of Limited Liability Company)

Under Section 203 of the Limited Liability Company Law

FIRST: The name of the limited liability company is: FORWARD PROFIT INVESTING LLC

SECOND: The county within this state in which the office of the limited liability company is to be located is: KINGS COUNTY

THIRD: The Secretary of State is designated as agent of the limited liability company upon whom process against it may be served. The address within or without this state to which the Secretary of State shall mail a copy of any process against the limited liability company served upon him or her is:

56 CAMBRIDGE PLACE
BROOKLYN, NEW YORK
11238

SHAUN ANDERSEN
(signature of organizer)	(print or type name of organizer)

DOS-1336 (Rev. 3/03)

ARTICLES OF ORGANIZATION
OF

FORWARD PROFIT INVESTING LLC

(Insert name of Limited Liability Company)

Under Section 203 of the Limited Liability Company Law

Filed by:	SHAUN ANDERSEN
(Name)
56 CAMBRIDGE PLACE
(Mailing address)
BROOKLYN, NY 11238
(City, State and ZIP code )

NOTE: • This form was prepared by the New York State Department of State for filing articles of organization for a domestic limited liability company. It does not contain all optional provisions under the law. You are not required to use this form. You may draft your own form or use forms available at legal stationery stores. The Department of State recommends that legal documents be prepared under the guidance of an attorney. The certificate must be submitted with a $200 filing fee made payable to the Department of State.

DOS-1336 (Rev. 3/03)